Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated August 27, 2012 relating to the consolidated financial statements of Koss Corporation and Subsidiary appearing in the Annual Report on Form 10-K of Koss Corporation for the year ended June 30, 2012.

/s/ BAKER TILLY VIRCHOW KRAUSE, LLP

Milwaukee, Wisconsin
November 5, 2012